Exhibit 99.1

Station Casinos Reaches Agreement with Opco Bank Steering Committee to Support Comprehensive Reorganization

Plan Includes $772 Million Fertitta-Led

“Stalking Horse” Bid for Opco Assets

Station Casinos Expected to Emerge from Bankruptcy by Year End

LAS VEGAS — April 19, 2010 — Station Casinos, Inc. (the “Company”) and its subsidiaries that are debtors and debtors in possession (collectively, the “Debtors”) in the Chapter 11 cases pending in the United States Bankruptcy Court announced that an agreement (the “Opco Plan Support Agreement”) has been reached between Fertitta Gaming LLC (“Fertitta Gaming”), which is owned by Frank and Lorenzo Fertitta, and the steering committee representing over 60% of the Company’s senior secured bank debt (the “Opco Lenders”) to support the Debtors’ joint plan of reorganization, which is to be modified pursuant to the terms of the Opco Plan Support Agreement (as so modified, the “Joint Plan”).  The Joint Plan now has the support of holders of almost 90% of the Debtors’ combined secured debt.

Pursuant to the Opco Plan Support Agreement, the Opco Lenders have agreed to support the $772 million “stalking horse” bid by a newly-formed company (“Newco”) to be owned by Fertitta Gaming, Colony Capital and the mortgage lenders to FCP Propco, LLC (“Propco” and the “Propco Lenders,” respectively), to purchase substantially all of the assets of the Company, which include Santa Fe Station, Texas Station, Fiesta Henderson, Fiesta Rancho and Native American gaming projects (the “Opco Properties”).  Newco’s purchase of the Opco Properties is subject to the Company conducting a sale process for such assets under the supervision of the Bankruptcy Court.  The Newco bid for the Opco Properties will entail significant new investment in Newco by the Fertittas and would result in a substantial cash recovery to the Opco Lenders.  If Newco is the successful bidder, Fertitta Gaming will manage the Opco Properties under a long-term management agreement.

Also pursuant to the Opco Plan Support Agreement, the parties have agreed to support the Joint Plan as it relates to the restructuring of Propco, which includes the acquisition of Red Rock Casino Resort Spa, Palace Station, Boulder Station, and Sunset Station (the “Propco Properties”) by Newco.  As previously announced, the Propco Lenders have agreed to sell 46% of the equity in Newco to Fertitta Gaming, which will be making a new investment in Newco.  The remaining equity in Newco will be owned primarily by the Propco Lenders and Colony Capital, which will also be making a new investment in the company.  Fertitta Gaming will also manage the Propco Properties under a long-term management agreement.  The restructuring of Propco under the Joint Plan is not conditioned upon Newco ultimately becoming the successful bidder for the Opco Properties.

“We are pleased to have reached agreement with the steering committee of the Opco senior lenders on the acceptance of our stalking-horse bid and our plan of reorganization.  This agreement is another important step toward maximizing the value of all of the Station Casinos’ properties for the benefit of our team members, guests, lenders and the Las Vegas community,” said Frank Fertitta III, Chairman of the Board and Chief Executive Officer of Station Casinos.

The Company said that it anticipates that the Opco sales process will be completed and the plan will be confirmed by the Bankruptcy Court later this summer and, subject to regulatory approvals, for Station Casinos and the other Debtors to emerge from bankruptcy before the end of the year.

Lazard is acting as exclusive financial advisor to the Debtors in connection with the reorganization and Milbank, Tweed, Hadley & McCloy LLP serves as lead counsel to the Debtors.

The plan and the disclosure statement have not yet been approved by the Bankruptcy Court and are subject to further negotiations with stakeholders.  As a result, the plan and the disclosure statement may be materially modified before approval.  In addition to customary Chapter 11 proceedings, the completion of the transaction is subject to Hart-Scott-Rodino and other antitrust reviews and customary closing conditions.

This press release is not intended to be, and should not in any way be construed as, a solicitation of votes on the Company’s reorganization plan which was filed with the U.S. Bankruptcy Court.  The plan was filed together with a proposed disclosure statement which should not be relied on for any purpose until a determination by the U.S. Bankruptcy Court is made that the proposed disclosure statement contains adequate information, as required by the U.S. Bankruptcy Code.  Following Bankruptcy Court approval of the disclosure statement and related voting solicitation procedures, the Company will solicit acceptances of the plan and seek its confirmation by the Bankruptcy Court.  There can be no assurance that such plan acceptances or confirmation will be obtained.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. The Company’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. The Company owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Wildfire Boulder, Gold Rush Casino and Lake Mead Casino in Henderson, Nevada. Station also owns a 50% interest in Green Valley Ranch Station Casino, Aliante Station Casino and Hotel, Barley’s Casino & Brewing Company, The Greens and Wildfire Lanes in Henderson, Nevada and a 6.7% interest in the joint venture that owns the Palms Casino Resort in Las Vegas, Nevada. In addition, the Company manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein.  Such risks and uncertainties include, but are not limited to, failure to obtain necessary bankruptcy court or gaming authority approvals, failure to obtain or loss of continued support of a plan by the Company’s stakeholders, delays in the confirmation or effective date of a plan due to factors beyond the Company’s control, failure to consummate a restructuring plan, failure to execute a restructuring plan, competition and other economic factors; and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2009.  All forward-looking statements are based on the Company’s current expectations and projections about future events.  All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.